                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098


PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000 and supplemented
November 9, 2000, November 21, 2000, November 29, 2000,
December 13, 2000, January 11, 2001, January 19, 2001,
January 30, 2001, February 8, 2001 and February 22, 2001)

                                  $586,992,000

                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020

                                       AND

                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

        This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001, January 19, 2001, January 30, 2001,
February 8, 2001 and February 22, 2001 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                             SELLING SECURITYHOLDERS

        The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders. The table of selling securityholders in the prospectus is hereby amended to include the entities who are named below as selling securityholders, and to amend the information provided for "J.P. Morgan Securities, Inc.", "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.

                                                          Principal Amount at     Percentage of    Number of Shares of
                                                        Maturity of Debentures     Debentures      Class B Common Stock
              Name                                         That May Be Sold        Outstanding       That May Be Sold
              ----                                         ----------------        -----------       ----------------
J. P. Morgan Securities, Inc.......................          $  7,130,000             1.21%               39,945
Museum of Fine Arts, Boston........................          $      9,000               *                     50
Parker-Hannifin Corporation........................          $    160,000               *                    896
Putnam Convertible Income-Growth Trust.............          $  2,510,000               *                 14,062
Putnam Convertible Opportunities and
Income Trust.......................................          $    240,000               *                  1,344
Putnam Asset Allocation Funds-Balanced
Portfolio..........................................          $    780,000               *                  4,369
Putnam Asset Allocation
Funds-Conservative Portfolio.......................          $    520,000               *                  2,913
University of Rochester............................          $     90,000               *                    504
Any other holder of debentures or future
 transferee, pledgee, donee or successor
 successor of any holder...........................          $ 41,217,000             7.02%              230,914
    Total..........................................          $586,992,000           100.00%            3,288,563**
                                                             ============           ======             =========

-----------
*   Less than 1%.

** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.

            The date of this prospectus supplement is March 5, 2001.